Yield10 Bioscience Grants Global License to VISION Bioenergy Oilseeds for Herbicide Tolerant Camelina Cultivated for the Production of Biofuel Feedstock

Global License of Industry-Leading Elite Herbicide Tolerant Camelina Accelerates Biofuel Feedstock Production

WOBURN, Mass. and Longmont, CO.– February 14, 2024 –Yield10 Bioscience, Inc. (Nasdaq:YTEN) (“Yield10” or the “Company”), an agricultural bioscience company, and VISION Bioenergy Oilseeds, LLC (“VISION”), a U.S. agricultural company focused on commercial production of ultra-low carbon biofuel feedstock, today announced that Yield10 has granted to VISION a global license to certain proprietary varieties of Camelina sativa (“Camelina”) for the production of feedstock oil for biofuels. By facilitating the large-scale commercial production of herbicide tolerant Camelina, this license agreement is intended to empower farmers to capitalize on the growing biofuel market while advancing the decarbonization goals of aviation, maritime, and heavy-duty transport industries. Commercial production of Camelina is currently ramping up in North America as a source of ultra-low carbon feedstock oil for the biofuel industry. In consideration for the license and completion of certain deliverables, VISION will make cash payments to Yield10 totaling $3 million.
Yield10 will supply VISION with certain spring and winter Camelina varieties including varieties exhibiting herbicide tolerance to spray application of broadleaf herbicide glufosinate and tolerance to soil residual Group 2 herbicides. Under the license, VISION will have a three-year period of exclusivity to commercialize the licensed traits and varieties for use in biofuels. Once that period elapses, the license granted to VISION will convert to non-exclusive status worldwide. Yield10 retains the right to sublicense these Camelina traits and varieties, as well as to continue to utilize and develop these Camelina varieties to produce omega-3 oil and other Camelina oil and meal products.
Yield10 is a leader in the development of elite Camelina, including herbicide tolerant varieties. In November of 2023, USDA-APHIS determined that Yield10’s glufosinate tolerant Camelina as well as its stacked herbicide tolerant Camelina may be planted and bred in the United States in response to two Requests for Regulatory Status Review (“RSRs”) packages submitted by Yield10. An application to add Camelina to a glufosinate label is pending with the U.S. Environmental Protection Agency.
“Yield10 has done outstanding work developing leading herbicide technology in Camelina, and acquiring these rights and access to seed will enable us to accelerate our commercial activities,” said Don Panter, CEO of VISION. “Herbicide tolerance is critical to enable a ramp up in commercial production of Camelina. With this license, we’ll be able to significantly expand our contract production of Camelina suited for use as a cover crop or in rotation with other commercial crops. In 2024, we plan to sample this herbicide tolerance system with some of our key Camelina growers, while simultaneously building planting seed supply to support a potential commercial launch in 2025.”
“We believe that VISION is well positioned to support ramp-up of commercial acres of Camelina and delivery of feedstock oil to their energy partner for biofuels,” said Oliver Peoples, Ph.D, CEO of Yield10 Bioscience. “With this license in place to our partner Vision providing a path to scale and market our Camelina technology in biofuels, we believe this is the best way to enable the value chain for Camelina as a valuable crop at very large scale. As the scale of production grows, we believe the value of our advanced trait technologies can be accessed through future partnership or licensing agreements. We plan to intensify our commercial focus on the development of engineered Camelina as a platform for producing and commercializing omega-3 oils building on our recent successful scale up of the omega-3 Camelina line EPA8 in Chile, for use of the omega-3 oils in aquaculture, animal feed and human nutrition.”
About VISION Bioenergy Oilseeds
VISION Bioenergy Oilseeds (VISION) is a U.S. agricultural company committed to the advancement of purpose-grown crops like Camelina sativa as primary feedstocks for ultra-low carbon biofuels. We are dedicated to Growing the Future of Energy™ and empowering farmers in the renewable fuels market. Established as a joint venture between S&W Seed Company (NASDAQ: SANW) and Equilon Enterprises, LLC (d/b/a/ Shell Oil Products US), VISION combines agricultural industry expertise with Shell’s global position as a leader in renewable fuel technology, production, and distribution.
For more information, visit us at https://visionbioseeds.com or follow us on LinkedIn, Facebook and X (formerly Twitter)
About Yield10 Bioscience
Yield10 Bioscience, Inc. ("Yield10" or the "Company") is an agricultural bioscience company that is leveraging advanced genetics to develop the oilseed Camelina sativa ("Camelina") as a platform crop for large-scale production of sustainable seed products. These seed products include feedstock oils for renewable diesel and sustainable aviation biofuels; omega-3 (EPA and DHA+EPA) oils for pharmaceutical, nutraceutical and aquafeed applications; and, in the future, PHA bioplastics for use as biodegradable bioplastics. Subject to the availability of sufficient financial resources to continue operations, our commercial plan is based on establishing a grain contracting business leveraging our proprietary elite Camelina seed varieties, focusing on the growing demand for low-carbon intensity feedstock oil for biofuels and omega-3 oils for nutritional applications. Yield10 is headquartered in Woburn, MA and has a Canadian subsidiary, Yield10 Oilseeds Inc., located in Saskatoon, Canada.
For more information about Yield10, please visit www.yield10bio.com, or follow the Company on X (formerly Twitter), Facebook and LinkedIn.
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Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical, including, without limitation, the Company’s ability to complete the deliverables required under the VISION license agreement, the Company’s plan to intensify its focus on the development of engineered Camelina as a platform for producing and commercializing omega-3 oils for use in human nutrition, animal feed and aquaculture, the timing for potential commercial launch of Camelina crops, expectations related to Yield10’s continued research and development activities for different varieties of Camelina, the expected path to regulatory approvals for its traits, the potential for herbicide tolerance in Camelina to support grower adoption, and expectations regarding the integration of Camelina with current weed control and crop rotation practices of major crops, constitute forward-looking statements. Such forward-

looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, but not limited to, the Company’s ability to secure adequate funding in the near term to continue operations and to remain listed on the Nasdaq Stock Market, as to which no assurance can be given, as well as the risks and uncertainties detailed in Yield10 Bioscience's filings with the Securities and Exchange Commission. Yield10 assumes no obligation to update any forward-looking information contained in this press release or with respect to the matters described herein.
Contacts:
Vision Bioenergy Oilseeds LLC
Alexandra Hay, (720) 853-3511 x828, alexandra.hay@visionbioseeds.com
Yield10 Bioscience
LynneH. Brum, (617) 682-4693,
LBrum@yield10bio.com